EXHIBIT 99


Contact:          Susan B. Raile                      FOR IMMEDIATE RELEASE
                  (301) 255-4740
                  Sharon Bramell
                  (301) 255-4742

        AIM 85 REPORTS FOURTH QUARTER NET EARNINGS OF TWO CENTS PER UNIT

                       2004 Earnings of 30 Cents per Unit
                      ------------------------------------

     ROCKVILLE, MD, March 8, 2005--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended December 31, 2004 of approximately $260,000 (two cents per unit) compared to approximately $1.1 million (eight cents per unit) for the three months ended December 31, 2003. AIM 85 reported net earnings for the year ended December 31, 2004 of approximately $3.8 million (30 cents per unit) compared to approximately $5.6 million (44 cents per unit) for the year ended December 31, 2003.

     Net earnings decreased for the three and twelve months ended December 31, 2004 as compared to the same periods in 2003 primarily due to a decrease in mortgage investment income resulting from the reduction in the mortgage base. The mortgage base decreased as a result of 7 mortgage dispositions with an aggregate principal balance of approximately $31 million, representing an approximate 68% decrease in the aggregate principal balance of the total mortgage portfolio since December 2003.

     The decrease in net earnings for the twelve months ended December 31, 2004 was partially offset by an increase in net gains on mortgage dispositions, and a decrease in asset management fees due to the decreasing mortgage base. During 2004, AIM 85 recognized net gains of approximately $2.1 million from three mortgage prepayments, one assignment and the sale of three mortgages. During 2003, the Partnership recognized net gains of approximately $1.5 million from eight mortgage prepayments and six mortgage assignments.

     As of December 31, 2004, AIM 85 had investments in 8 fully federally insured mortgages and one debenture with an aggregate amortized cost of approximately $15.9 million, a face value of approximately $16.0 million and a fair value of approximately $16.0 million.

     AIM 85 distributes net proceeds, if any, from mortgage dispositions and debenture redemptions to its investors, in addition to distributions of regular cash flow. As AIM 85 continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base. Based upon the current level of interest rates, the trend in mortgage prepayments over the last year is likely to continue. Such mortgage prepayments, if continued at the trend over the past year, will likely result in a termination and liquidation of the Partnership significantly earlier than the December 2009 stated termination date. Upon the termination and liquidation of the Partnership, distributions to investors will be made in accordance with the terms of the Partnership Agreement. A final distribution will be based on the unitholders' and General Partner's pro-rata share of the Partnership's remaining net assets after deducting and setting aside amounts required to satisfy and discharge any existing Partnership obligations and expenses as stated in the Partnership Agreement. Such distribution to unitholders will be substantially less than the amount referenced in limited partners' equity in the Partnership's financial statements.

                                 -table follows-

              AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME

                                                     For the three months ended          For the years ended
                                                             December 31,                    December 31,
                                                        2004            2003            2004             2003
                                                   --------------   ------------    ------------      -----------
Income:
  Mortgage investment income                          $ 321,142     $ 1,100,595     $ 2,089,159       $ 4,846,437
  Interest and other income                              39,597          92,068         222,374           233,299
                                                     ----------     -----------     -----------       -----------
                                                        360,739       1,192,663       2,311,533         5,079,736
                                                     ----------     -----------     -----------       -----------
Expenses:
  Asset management fee to related parties                36,405         142,140         268,885           611,417
  General and administrative                             64,801          64,205         296,936           393,410
                                                     ----------     -----------     -----------       -----------
                                                        101,206         206,345         565,821         1,004,827
                                                     ----------     -----------     -----------       -----------

Earnings before gains (losses)
  on mortgage dispositions                              259,533         986,318       1,745,712         4,074,909

Mortgage dispositions
  Gains                                                       -         135,858       2,126,903         1,509,197
  Losses                                                      -         (11,415)        (71,836)          (11,415)
                                                     ----------     -----------     -----------       -----------
Net earnings                                          $ 259,533     $ 1,110,761     $ 3,800,779       $ 5,572,691
                                                     ==========     ===========     ===========       ===========

Net earnings per limited
  partnership unit - basic and diluted                   $ 0.02          $ 0.08          $ 0.30            $ 0.44
                                                     ==========     ===========     ===========       ===========


Limited partnership units
  outstanding as of December 31,                     12,079,514      12,079,514      12,079,514        12,079,514
                                                     ==========     ===========     ===========       ===========



CAPTION>
Balance Sheet Data:                                                                      As of December 31,
                                                                                        2004             2003
                                                                                    ------------      ----------
Investment in insured mortgages                                                       14,299,980      45,775,507
Investment in debentures                                                               1,741,873      10,335,670
Total assets                                                                          16,802,268      69,048,427
